Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2009, by and between FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and DAVID L. HAUSER (the “Executive”).

RECITALS:

WHEREAS, the Company desires to employ the Executive as the Chairman and Chief Executive Officer of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is desirable and in the best interests of the Company to enter into an Employment Agreement with the Executive to insure that the Company will have the exclusive benefit of the Executive’s knowledge and experience; and

WHEREAS, the Executive is willing to commit himself to serve the Company in the capacities hereinafter stated, subject to the terms and conditions herein provided; and

WHEREAS, this Agreement reflects the business judgment of the Company and the Board that Executive’s services and leadership are fully necessary to restoring the Company’s profitability, growth and efficiency, and that the compensation, including the inducement awards set forth herein, is fair, reasonable and necessary to induce Executive to assume this role; and

WHEREAS, it is the intention of the Company and the Board that the value of the compensation to Executive, as set forth herein, including all inducement awards, be fully preserved, including in the event of the restructuring or recapitalization of the Company in any manner.

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.                                      Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company for a period commencing on July 1, 2009, or such later date (but not later than August 1, 2009) as shall be mutually agreed upon by the Company and the Executive (the “Employment Date”) and ending immediately prior to the third anniversary of the Employment Date (the “Employment Period”), unless terminated earlier in accordance with Section 3.  In the event the Executive continues to perform services for the Company as an employee after the Employment Period for any reason, such services shall constitute employment for an unspecified term, terminable at will, with or without cause or reason, with or without advance notice, and with or without pay in lieu of advance notice, unless otherwise mutually agreed in writing.

2.                                      Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as the Chairman and Chief Executive Officer of the Company and shall perform and have the normal duties and responsibilities associated with such positions.

(ii)                                  During the Employment Period (excluding any periods of vacation and other leave to which the Executive is entitled), the Executive shall devote substantially all his business time to the business and affairs of the Company and shall use his best efforts to perform faithfully, effectively and efficiently his duties and responsibilities.

(iii)                               Notwithstanding Section 2(a)(ii) hereof, it shall not be a violation of this Agreement for the Executive to (A) serve on industry, trade, civic, educational or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements, (C) manage personal investments, (D) serve on the board of directors of one additional public company selected by the Executive, or (E) serve on the board of directors of other public companies, as approved in advance by the Board, so long as none of such activities materially interferes with the performance of the Executive’s duties and responsibilities as an employee of the Company.

(iv)                              The Executive shall observe and comply with the Company’s Code of Business Conduct and all other rules and policies adopted by the Company from time to time.

(b)                                 Compensation.

(i)                                     Base Salary.  During the Employment Period, the Executive shall receive base salary at an annual rate of $800,000 (the “Annual Base Salary”), which shall be paid in substantially equal monthly or more frequent installments in accordance with the customary payroll practices of the Company.  The Executive’s Annual Base Salary shall be reviewed for an increase within 60 days after the Company’s fiscal year ending December 31, 2010 and annually thereafter.

(ii)                                  Annual Incentives.  The Executive shall be eligible to participate in the FairPoint Communications, Inc. 2008 Annual Incentive Plan as described in this Section 2(b)(ii).  For the period beginning on the Employment Date and ending December 31, 2010, the Compensation Committee and the Board, in discussion with the Executive, will develop a set of goals to be accomplished within such period and the Executive shall be eligible to earn a bonus (up to 200% of the total base salary paid to the Executive for such period) which shall be paid, to the extent earned, within 2-½ months after the Company’s fiscal year ending December 31, 2010.  Beginning January 1, 2011, Executive shall be eligible to earn a bonus each year (up to 200% of the Executive’s Annual Base Salary), which bonus shall be paid, to the extent earned, as provided in an objective bonus arrangement set and documented by the Compensation Committee of the Board each year.  In the event the Executive resigns, retires or his employment terminates for any reason other than Cause during a performance period under the 2008 Annual Incentive Plan after the third anniversary of the Employment Date, the Executive shall be entitled to receive a pro-rata annual incentive for such performance period and such pro-rata incentive shall be payable at the end of such performance period.

(iii)                               Long Term Incentives.  The Executive shall be eligible to participate in the FairPoint Communications, Inc. 2008 Long Term Incentive Plan and receive awards of performance units for performance periods beginning on or after January 1, 2010 on the same basis as other senior executives of the Company.  The Executive’s performance unit award for each performance period shall be equal to (A) 80% of the Executive’s Annual Base Salary for threshold performance, (B) 200% of the Executive’s Annual Base Salary for target performance, and (C) 400% of the Executive’s Annual Base Salary for maximum performance.  In the event the Executive resigns, retires or his employment terminates for any reason other than Cause during a performance period under the 2008 Long Term Incentive Plan after the third anniversary of the Employment Date, the Executive shall be entitled to receive a pro-rata long term incentive for such performance period and such pro-rata incentive shall be payable at the end of such performance period.

(iv)                              Employment Inducement Equity Awards.  As additional consideration for the Executive to enter into this Agreement, the Company shall grant to the Executive (A) options to purchase 1,600,000 shares of the Company’s common stock (the

“Options”), (B) $4,000,000 in restricted shares of the Company’s common stock (the “Restricted Stock”) and (C) performance units for two performance measurement periods beginning on the Employment Date:  one ending December 31, 2010 and one ending December 31, 2011.  The Options shall be granted on the Employment Date and the exercise price of the Options shall be equal to the average of the closing prices of the Company’s common stock during the thirty calendar days immediately preceding the Employment Date.  The Options shall vest and become exercisable in three equal annual installments commencing one year from the Employment Date, provided the Executive’s employment shall continue through each such date.  The Restricted Stock shall be awarded in three installments as follows:  (A) $500,000 on the Employment Date, (B) $1,750,000 on the first anniversary of the Employment Date and (C) $1,750,000 on the second anniversary of the Employment Date.  The value of the Restricted Stock for purposes of determining the number of shares to be awarded shall be equal to the average closing prices of the Company’s common stock during the thirty calendar days immediately preceding each award date.  The Restricted Stock shall become fully vested and released to the Executive immediately prior to the third anniversary of the Employment Date, provided the Executive’s employment with the Company shall continue through such date.  The performance units shall be earned by the Executive and paid in shares of the Company’s common stock based on the performance of the Company during the performance periods.  The Executive’s performance unit award for each of the performance periods shall be equal to (A) 80% of the Executive’s Annual Base Salary for threshold performance, (B) 200% of the Executive’s Annual Base Salary for target performance, and (C) 400% of the Executive’s Annual Base Salary for maximum performance.  The other terms and conditions of the Options, the Restricted Stock and the performance units shall be set forth in separate award agreements entered into between the Company and the Executive.

(v)                                 Savings and Retirement Plans.  During the term of the Executive’s employment, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company, as in effect and as amended from time to time.

(vi)                              Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s eligible dependents shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Company, including medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs, as amended from time to time, on the terms applicable generally to other employees or other senior executives of the Company.  If a Disability (as defined in Section 4) of the Executive occurs during the first year of the Employment Period, the Company shall pay to the Executive the cash equivalent of the long term disability benefits the Executive would have received under the Company’s long term disability plan if the Executive had been covered by such plan.  Upon the Executive’s retirement, resignation or termination of employment with the Company after the third anniversary of the Employment Date, the Executive shall be permitted to continue medical coverage for the Executive and the Executive’s spouse, at the Executive’s election and at the Executive’s sole cost and expense, until age 65 under the Company’s then existing group medical plan.

(vii)                           Perquisites.  During the Employment Period, the Executive shall be entitled to receive, in addition to the benefits described above, such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices and procedures established by the Board, as amended from time to time.

(viii)                        Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures, as in effect and as amended from time to time.  The Company shall also pay the reasonable costs and expenses for legal services incurred by the Executive in the negotiation and execution of this Agreement.

3.                                      Termination of Employment and Employment Period.

(a)                                  Death or Disability.  The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death.  If a Disability (as defined below) of the Executive occurs, the Company may give to the Executive written notice in accordance with Section 9(e) hereof of its intention to terminate the Executive’s employment and the Employment Period.  In such event, the Executive’s employment with the Company and the Employment Period shall terminate effective on the 90th day after receipt of such notice by the Executive (the “Disability Effective Date”), if, within 90 days after such receipt, the Executive shall not have returned to perform, with reasonable accommodation, the essential functions of his position.  For purposes of this Agreement, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “Disability” shall mean disability as defined in such long-term disability plan.  The determination of whether the Executive has a Disability shall be made by the person or persons required to render disability determinations under the long-term disability plan if the Executive is a participant in such plan.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Executive’s inability to perform, with reasonable accommodation, the essential functions of his position hereunder for a period of 180 days in any 360 consecutive day period due to mental or physical incapacity.  Prior to furnishing notice of termination for Disability, the Company shall exercise its best efforts to provide the Executive reasonable accommodation for any such impairment, as required by the Americans With Disabilities Act, and shall, if requested by the Executive, exercise its best efforts to assist the Executive in obtaining benefits under any short-term or long-term disability plan sponsored by the Company and/or its insurers.

(b)                                 Termination with or without Cause.  The Company may terminate the Executive’s employment and the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the Executive’s (i) knowing and willful misappropriation of any funds or any material property of the Company, (ii) obtaining or attempting to obtain any material personal profit from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Company shall first give its consent to such transaction, (iii) willfully and deliberately taking any action that is committed in bad faith, without reasonable belief that such action is in the best interest of the Company, which act is materially detrimental to the Company’s goodwill or materially damaging to the Company’s relationships with its customers, suppliers or employees, (iv) being convicted of or pleading nolo contendere to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude that is detrimental to the Company or its good will, or (v) intentional and continued failure (for a period of at least 20 days) to comply with any material term of this Agreement, applicable laws or governmental regulations within the scope of employment as defined by this Agreement, which failure causes material and demonstrable injury to the Company, after a demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes the Executive has failed to so comply.  For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment and the Employment Period for any reason other than a termination based upon Cause or the Executive’s death or Disability.

(c)                                  Resignation with or without Good Reason.  The Executive may resign from the Executive’s employment and terminate the Employment Period for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the Executive’s resignation from employment within 45 days after the occurrence of any of the following without the Executive’s express written consent:  (i) the Executive’s responsibilities or duties as Chairman and Chief Executive Officer (and ignoring for such purpose any temporary responsibilities) are significantly or materially reduced; (ii) a reduction in the Executive’s overall compensation opportunities (as contrasted with overall compensation actually paid or awarded); (iii) the material diminishment or elimination of the Executive’s rights under this Agreement; (iv) the relocation of the headquarters of the Company more than 50 miles from the location of the Company’s headquarters on the Employment Date; or (v) any material breach by the Company of this Agreement.  Executive may resign from employment for Good Reason so long as Executive tenders his written resignation to the Board within 45 days after the occurrence of the event that forms the basis for the Executive’s resignation for Good Reason, and as long as the Executive’s resignation describes in reasonable detail the Executive’s objection to any of the matters described in this Section 3(c) and provides the Company an opportunity to cure such action or breach within 14 calendar days after receiving the Executive’s written resignation.

(d)                                 Notice of Termination.  Any termination by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by a Notice of Termination to the Executive or the Company, as the case may be, given in accordance with Section 9(e).  For purposes of this Agreement, the term “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e)                                  Date of Termination.  The term “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), (ii) if the Executive’s employment is terminated by the Executive, 30 days from the date of receipt of the Notice of Termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.                                      Obligations of the Company upon Termination.

(a)                                  Events That Trigger Severance Benefits.  The Executive will receive severance benefits as described in Section 4(c) of this Agreement (“Severance Benefits”) if (i) the Company terminates the Executive’s employment without Cause or (ii) the Executive resigns his employment for Good Reason.

(b)                                 Events That Do Not Trigger Severance Benefits.  The Executive shall not be entitled to receive Severance Benefits as described in Section 4(c) of this Agreement if (i) the Company terminates the Executive’s employment for Cause, (ii) the Executive’s employment terminates on account of the Executive’s death or Disability, or (iii) the Executive resigns his employment without Good Reason.

(c)                                  Severance Benefits.  Subject to the provisions of Sections 7 and 9(h) of this Agreement, if the Executive becomes entitled to Severance Benefits as provided in Section 4(a) of this Agreement, the Company will provide the Executive the following:

(i)                                     any unpaid Annual Base Salary as of the Date of Termination, expense reimbursements, accrued benefits, and any earned but unpaid bonus or incentive compensation for the fiscal year before the year of the Date of Termination, provided that any unpaid vested amounts or benefits under the Company’s compensation, incentive or benefits plans will be paid in accordance with the terms of those plans;

(ii)                                  a lump sum cash payment equal to 2 times the sum of (A) the highest Annual Base Salary rate in effect during the 12 month period immediately preceding the Date of Termination, (B) the Executive’s target annual incentive award and (C) the value of the long term incentive award the Executive would have been entitled to receive for the performance period ending as of the next December 31 after the Date of Termination measured by the Company’s performance through the Date of Termination;

(iii)                               accelerated vesting of the Options; and

(iv)                              accelerated award of all shares of Restricted Stock that have not been awarded pursuant to Section 2(b)(iv) of this Agreement as of the Date of Termination and accelerated vesting of all shares of Restricted Stock.

(d)                                 Timing of Payment.  The payment of the Severance Benefits will occur no later than 10 days after the effective date of the Release described in Section 4(e) (as specified therein), unless payment must be delayed as provided in Section 9(h) to comply with the terms of Internal Revenue Code Section 409A.

(e)                                  Release.  The Severance Benefits are conditioned upon the Executive’s signing and making effective a general release of claims in a form designated by the Company in its sole discretion (the “Release”).  The Company shall not have any obligation to provide the Severance Benefits in the event Executive does not sign and make effective the Release.

5.                                      Golden Parachute.  The Executive’s total payments and benefits under this Agreement may exceed the relevant limitations under the “golden parachute” provisions of Section 280G of the Internal Revenue Code.  However, nothing in this Agreement will cause the Company to be required to pay to the Executive any amount in excess of the Severance Benefits provided for in this Agreement.  Notwithstanding the foregoing, in the event any payment or benefit to the Executive under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any comparable successor or state law provision) and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall receive either (i) the largest portion of such payments and benefits that would result in no portion of such payments and benefits being subject to the Excise Tax or (ii) the full amount of such payments and benefits; whichever of the amounts under (i) and (ii), when taking into account all applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion thereof may be subject to the Excise Tax.  In the event of a reduction hereunder, the Executive will be given the choice of which payments or benefits to reduce to the extent practicable for the Company.  The foregoing calculations shall be made at the Company’s expense by an accounting firm selected by the Company.  The Executive shall remain solely liable for all income taxes, the Excise Tax, or other amounts assessed on any payments or benefits to which the Executive is entitled and nothing in this Agreement or otherwise shall be interpreted as obligating the Company to pay (or reimburse the Executive for) any income taxes, Excise Taxes, or other taxes or amounts assessed against or incurred by the Executive in connection with the Executive’s receipt of such payments and benefits.

6.                                       Protection of Confidential Information.  The Executive acknowledges that by reason of his position with the Company, he will have complete access to and knowledge of the Company’s Confidential Information.  The Company’s “Confidential Information,” as used in this Agreement, means any form of data or information in the possession or control of the Company which relates to its business affairs, including but not limited to trade secrets, proprietary information or other information not in the public domain.  Confidential Information includes but is not limited to product or service concepts and designs, marketing insights, technology related to the Company’s business, business methods and strategies, all financial information and plans of the Company, acquisition targets and potential targets, strategic business plans, pricing terms and methods, growth, expansion or acquisition plans, financing or venture capital sources and plans, and all similar information that the Company holds in confidence or that competitors of the Company would be desirous of obtaining.  The Executive agrees to use the Confidential Information only for the purpose of or in connection with the business of the Company, and to keep the Company’s Confidential Information in strictest confidence and secrecy and not to use or disclose Confidential Information to any person or entity except for purposes of conducting the business of the Company, both during the term of the Executive’s employment with the Company (both during the Employment Period and any continuation period thereafter) and thereafter for a period of 5 years.  The Executive will return all Confidential Information to the Company promptly following termination of his employment with the Company.

7.                                      Non-Competition.

(a)                                  Non-Competition Agreement.  The Executive agrees that, without the prior written consent of the Board, during the term of his employment with the Company, including any continued employment after the Employment Period, and for a period of 2 years thereafter, he will not “Compete” with the Company in the “Prohibited Territory.”

(b)                                 Definition of “Compete”.  For purposes of this Section 7, the term “Compete” means to be employed or engaged in any capacity, whether as an employee, as a consultant, or by self-employment, individually or on behalf of others, or to have any ownership interest in, any business or entity engaged in business in the “Communications Industry”; provided, however, that the purchase and ownership of capital stock of less than two percent (2%) in a publicly traded entity within the Communications Industry shall not constitute competing.  As used herein, the term “Communications Industry” shall have its broadest definition, as generally understood by the investing public, and includes, but is not necessarily limited to the ownership, acquisition or operation of, investment in, or the provision of services or technology related to Rural Local Exchange Carriers (RLECs), Incumbent Local Exchange Carriers (ILECs), Competitive Local Exchange Carriers (CLECs), Internet Service Providers (ISPs), cable television services, retail or wholesale distribution of long distance services, Internet portal services, web casting and web hosting, dedicated service lines (DSL), broadband, voice or video conferencing, voice mail services, voice, data or video transmissions, cellular or wireless telephone, data, paging or Internet access services, prepaid calling cards and other prepaid communication services, electronic mail services, directory and operator assistance services, facsimile and data services, and other similar and related services and products.

(c)                                  Definition of “Prohibited Territory”.  For purposes of this Section 7, the term “Prohibited Territory” shall mean and include each of the following defined areas: (i) the United States, and/or (ii) any State within the United States where the Company is engaged in business in the Communications Industry.  For purposes of this Section 7, a person or entity is considered to be Competing in the Prohibited Territory if it is engaged in offering or providing products or services related to the Communications Industry within the Prohibited Territory, regardless of the geographic location of the Competing individual or entity.

(d)                                 Acknowledgments by Executive.  The Executive acknowledges that the terms of this Section 7, including the definitions of Compete, Communications Industry and Prohibited Territory, and the 2 year post employment term are reasonable, and are no broader than necessary to protect the Company’s legitimate business interests.  The Executive specifically acknowledges and agrees that (i) he has received adequate and valuable consideration for entering into this noncompetition agreement, (ii) the Company is currently engaged in business in the Communications Industry, and is either actively engaged in each aspect thereof set out in the definition set forth in Section 7(b) above, or it reasonably anticipates that it will be engaged in each such aspect or activity during the Employment Period, and that part of the Executive’s responsibilities as Chairman and Chief Executive Officer of the Company are and will continue to be to explore and expand the Company into each aspect of the Communications Industry where it can profitably do so, (iii) the nature of the Communications Industry is such that the range of business and competition is not necessarily contained within easily definable geographic territories, and that, in many respects, otherwise unrelated aspects of the Communications Industry are competitive with each other (for example, cable television providers, telephone companies, wireless providers and ISPs all compete with each other to provide Internet access and services to consumers and businesses), (iv) the business of investing in and operating RLECs, ILECs, CLECs and/or ISPs is highly competitive, and (v) by reason of his responsibilities as Chairman and Chief Executive Officer of the Company, he will be intimately familiar with and engaged in developing the Company’s business, financial, strategic and growth plans and other Confidential Information, and that if he engages in any of the activity prohibited by this Section 7, it is inevitable that he would use or disclose Confidential Information of the Company.

(e)                                  Enforcement; Survival.  The Executive agrees that the Company would suffer irreparable harm in the event of any violation of Section 6 or 7 hereof, and the Company is therefore entitled to injunctive relief to enforce the provisions thereof.  The provisions of Sections 6 and 7 shall survive the termination of this Agreement in accordance with their terms, and shall inure to the benefit of the Company and its affiliates, and each of their successors and assigns.

8.                                      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

9.                                      Miscellaneous.

(a)                                  Counterparts.  This Agreement may be executed in several counterparts each of which is an original.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(b)                                 Contents of Agreement; Parties-In-Interest.  This Agreement and the separate award agreements for the Options, the Restricted Stock and the performance units described in Section 2(b)(iv) set forth the entire understanding of the parties regarding the subject matter hereof and thereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and the Executive.  Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party hereto.

(c)                                  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, without regard to principles of conflict of laws.

(d)                                 Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

(e)                                  Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by reputable overnight courier or registered or certified mail, postage prepaid, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to the Company, to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Facsimile:  (704) 344-1594

Attn:  Shirley J. Linn, Esq.

If to the Executive, to:

Most recent address on the Company’s

employment records for the Executive

(f)                                    Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and the Executive.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

(g)                                 Third Party Beneficiaries.  Except as otherwise expressly set forth herein, no individual or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

(h)                                 Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service, then to the extent necessary to comply with Internal Revenue Code Section 409A:  (i) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, and (ii) if the payment, distribution or benefit is payable or provided over time, the amount of such non-exempt deferred compensation or benefit that would otherwise be payable or provided during the six-month period immediately following the Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount or benefit will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence.  To the extent the Company determines any expense reimbursement or in-kind benefit to which the Executive is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code, then (i) such reimbursement shall be paid to the Executive as soon as administratively practicable after the Executive submits a valid claim for reimbursement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, and (iii) the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  For purposes of this Agreement, the term “separation from service” shall be defined as provided in Internal Revenue Code Section 409A and applicable regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE

/s/ David L. Hauser

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President